Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-3

(Form Type)

Lexeo Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share		(1)(2)	(3)	(3)		—

Fees to Be Paid	Equity	Preferred Stock, par value $0.0001 per share		(1)(2)	(3)	(3)		—

Fees to Be Paid	Debt	Debt Securities		(1)(2)	(3)	(3)		—

Fees to Be Paid	Other	Warrants		(1)(2)	(3)	(3)		—

Fees to Be Paid	Other	Subscription Rights		(1)(2)	(3)	(3)		—

Fees to Be Paid	Other	Purchase Contracts		(1)(2)	(3)	(3)		—

Fees to Be Paid	Other	Units(4)		(1)(2)	(3)	(3)		—

Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)	(1)(2)	(3)	$300,000,000(3)	$153.10 per $1,000,000	$45,930.00

	Total Offering Amounts					$300,000,000		$45,930.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$45,930.00

(1)

The securities registered consists of up to $300,000,000 of an indeterminate number of (a) shares of common stock, (b) shares of preferred stock, (c) debt securities, (d) warrants to purchase common stock, preferred stock or debt securities of the registrant, (e) subscription rights to purchase common stock, preferred stock, debt securities, warrants or units consisting of some or all of these securities of the registrant, (f) purchase contracts, and (g) units consisting of some or all of these securities, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(3)

The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(4)	Consisting of some or all of the securities listed above, in any combination, including common stock, preferred stock, debt securities, warrants, purchase contracts and subscription rights.